[________], 2018

Wasatch Strategic Income Fund

and

Wasatch World Innovators Fund

(each a series of Wasatch Funds Trust)

505 Wakara Way, 3rd Floor

Salt Lake City, UT 84108

Seven Canyons Strategic Income Fund

and

Seven Canyons World Innovators Fund

(each a series of ALPS Series Trust)

1290 Broadway, Suite 1100

Denver, Colorado 80203

Re:	Fund Reorganization

Ladies and Gentlemen:

We are acting as counsel to ALPS Series Trust, a Delaware statutory trust, with its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado, 80203 (“New Trust”), on behalf of two series thereof, Seven Canyons Strategic Income Fund and Seven Canyons World Innovators Fund (both, the “Acquiring Funds”), in connection with reorganizations contemplated by:

(1) an Agreement and Plan of Reorganization made as of [________] by and among (i) New Trust, on behalf of its series, Seven Canyons Strategic Income Fund, (ii) Wasatch Funds Trust, a Massachusetts business trust, with its principal place of business at 505 Wakara Way, 3rd Floor, Salt Lake City, Utah, 84108 (“Old Trust”), on behalf of its series, Wasatch Strategic Income Fund, and (iii) Seven Canyons Advisors, LLC, and

(2) an Agreement and Plan of Reorganization made as of [_______] by and among (i) New Trust, on behalf of Seven Canyons World Innovators Fund, (ii) Old Trust on behalf of its series, Wasatch World Innovators Fund, and (iii) Seven Canyons Advisors, LLC.

Each such Agreement and Plan of Reorganization is referred to herein as a “Plan of Reorganization”, and both together are referred to as the “Plans of Reorganization”. Wasatch Strategic Income Fund and Wasatch World Innovators Fund are referred to herein as the “Acquired Funds.”

[______], 2018

Each Reorganization will consist of the transfer of all of the assets of the applicable Acquired Fund (the Acquired Fund’s “Assets”) to the corresponding Acquiring Fund in exchange solely for shares of such Acquiring Fund, the assumption by such Acquiring Fund of all liabilities of the Acquired Fund (the Acquired Fund’s “Liabilities”), the distribution of such shares of the Acquiring Fund to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, and the termination of the Acquired Fund, all as provided in the applicable Plan of Reorganization.

In connection with rendering this opinion, we have examined: (i) the Plans of Reorganization; (ii) a proxy/prospectus on Form N-14 related to the Reorganizations (the “Form N-14”); (iii) the representation letters of New Trust and Old Trust executed in connection with the Reorganizations (collectively, the “Representation Letters”); (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion; and (v) the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter.

For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreements and the representations made in the Representation Letters are true and correct and that the conditions to the parties’ obligations under the Plans of Reorganization will be satisfied and the parties will comply with their respective covenants thereunder. We have relied on the representations and warranties in the Plans of Reorganization and the representations in the Representation Letters in rendering our opinion. To the extent that any of the representations or warranties in the Plans of Reorganization or any of the representations in the Representation Letters is inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein with respect to the Reorganizations other than those contained in the documents.

In addition, we have assumed with your consent that: (i) the Reorganizations will be consummated in accordance with the provisions of the Plans of Reorganization and in the manner contemplated in the Form N-14, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the statements and representations concerning the Reorganizations set forth in the Form N-14, the Representation Letters, the Plans of Reorganization, and the other documents referred to herein are, and, as of the effective time of the Reorganizations, will be, true, accurate, and complete in all material respects; (iii) any representation or other statement in the Form N-14, any Representation Letters, the Plans of Reorganization, or any other document referred to herein made “to the knowledge” or similarly qualified is, and, as of the effective time of the Reorganizations, will be, in each case, correct without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or other statement contained in the Form N-14, any Representation Letters, the Plans of Reorganization, or any other document referred to herein; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Reorganizations) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

[______], 2018

Other than obtaining the representations set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes, for each Reorganization:

(a)       The transfer of all the applicable Acquired Fund’s assets to the corresponding Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund followed by the pro rata distribution, by class, by the Acquired Fund of all the Acquiring Fund Shares to the Acquired Fund Shareholders in complete liquidation of the Acquired Fund will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Reorganization;

(b)       No gain or loss will be recognized by the applicable Acquiring Fund upon the receipt of all the assets of the corresponding Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund;

(c)       No gain or loss will be recognized by the applicable Acquired Fund upon the transfer of all the Acquired Fund’s assets to the corresponding Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund Shareholders solely in exchange for such shareholders’ shares of the Acquired Fund in complete liquidation of the Acquired Fund;

(d)       No gain or loss will be recognized by the applicable Acquired Fund Shareholders upon the exchange of their Acquired Fund shares solely for corresponding Acquiring Fund Shares in the Reorganization;

[______], 2018

(e)       The aggregate basis of the applicable Acquiring Fund Shares received by each corresponding Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Acquired Fund shares exchanged therefor by such shareholder. The holding period of Acquiring Fund Shares received by each Acquired Fund Shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder, provided such Acquired Fund shares are held as capital assets at the time of the Reorganization;

(f)       The basis of the applicable Acquired Fund’s assets transferred to the corresponding Acquiring Fund will be the same as the basis of such assets to the Acquired Fund immediately before the Reorganization. The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund; and

(g)       The consummation of each Reorganization will not terminate the taxable year of the applicable Acquired Fund. The part of the taxable year of the Acquired Fund before the Reorganization and part of the taxable year of the corresponding Acquiring Fund after the Reorganization will constitute a single taxable year of the Acquiring Fund.

Notwithstanding anything to the contrary herein, we express no opinion with respect to any stock of a passive foreign investment company as defined in Section 1297(a) of the Code owned by an Acquired Fund immediately prior to the closing of the Reorganizations. We also express no view with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction.

This opinion expresses our views only as to the material U.S. federal income tax consequences of the Reorganizations, and no opinion is expressed as to the tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matter addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated herein. By rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

[______], 2018

This opinion has been rendered to you solely for purposes of satisfying the requirements set forth in Section XX of the Plans of Reorganization and may be relied upon only by the New and Old Trusts, the Acquired Funds and the Acquiring Funds. This opinion letter (and the opinions expressed herein) may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that we hereby consent to the use of our name under the heading “Information About the Reorganization — Federal Income Tax Consequences” in the Form N-14 and to the filing of this opinion as an exhibit to the registration statement of the Old and New Trusts, as deemed appropriate by legal counsel to the Old and New Trusts. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

Davis Graham and Stubbs LLP.

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